FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. HIRES DIRECTOR OF SBA LENDING

Franklin, North Carolina, January 17, 2018 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Entegra Bank (the “Bank”), announced today that it has hired John Bickley as Director of SBA Lending.

Mr. Bickley comes to Entegra after serving as the SBA Director at several financial institutions in South Carolina. His 30 year career has included extensive experience building and growing SBA lending teams which were spread over multiple states. Roger Plemens, President and Chief Executive Officer, commented, “We are excited to add John to our team and look forward to expanding our SBA lending opportunities. John has a proven track record of leading this line of business and will greatly enhance our ability to serve our communities, while also providing a return for our shareholders.”

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 18 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the Northern Georgia counties of Pickens and Hall. The Bank also operates loan production offices in Asheville, NC, Clemson, SC, and Duluth, GA. For further information, visit the Bank’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to: the Company’s ability to implement aspects of its growth strategy; the financial success or changing conditions or strategies of the Company’s customers or vendors; fluctuations in interest rates; actions of government regulators; the availability of capital and personnel; and general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.